UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2016

ONCOTHYREON INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 Fourth Avenue, Suite 500

Seattle, Washington 98121

(Address of principal executive offices, including zip code)

(206) 801-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On March 28, 2016, the Board of Directors (the “Board”) of Oncothyreon Inc. (the “Company”) appointed Scott Myers, age 49, as the Company’s President and Chief Executive Officer and as a Class I director, effective on April 4, 2016.

Previously, Mr. Myers served as the Chief Executive Officer of Aerocrine AB, a life sciences company, from September 2011 until it was acquired by Circassia Pharmaceuticals plc in July 2015. From January 2007 to August 2011, Mr. Myers served as a Vice President of UCB S.A., a biopharmaceutical company. From December 2005 to January 2007, Mr. Myers served as the Chief Commercial Officer for DOV Pharmaceutical, a development stage pharmaceutical company, and from 2000 to 2005, Mr. Myers held several senior positions at Johnson & Johnson including Senior Vice President and General Manager. Additionally, from April 2012 to April 2014, Mr. Myers served as a member of the board of directors of Orexo AB, a pharmaceutical company and is currently an Industry Advisor for EQT, an investment fund. The Corporate Governance and Nominating Committee of the Board believes that Mr. Myers’ qualifications for membership on the Board include over 20 years of experience in the biotechnology industry and his extensive experience in the leadership of development stage biotechnology companies, including his position as the Company’s President and Chief Executive Officer. Mr. Myers received his Bachelor of Arts degree in biology from Northwestern University and M.B.A from the Graduate School of Business from the University of Chicago.

In connection with his appointment, the Compensation Committee of the Board (the “Compensation Committee”) approved, and Mr. Myers and the Company entered into, an Offer Letter of Employment (the “Offer Letter”), which is filed as Exhibit 10.1 to this 8-K. Pursuant to the Offer Letter, Mr. Myers will receive an annual base salary of $600,000, which may be increased from time to time as determined by the Board. In addition, Mr. Myers will be eligible for an annual performance bonus, with a target amount equal to 50% of his base salary (the “Target Bonus” and the actual amount awarded, the “Actual Bonus”), based on the achievement of certain performance objectives. For 2016, Mr. Myers’ bonus will be pro-rated for the partial period of time he is employed by the Company. In connection with Mr. Myers’ relocation to the Company’s principal offices, the Company will provide up to $200,000 to cover reasonable relocation expenses.

In accordance with the Offer Letter, the Compensation Committee has granted Mr. Myers, effective as of his employment commencement date and as an inducement to employment, an option to purchase 2,848,855 shares of the Company’s common stock (the “Option”) with an exercise price equal to the closing price of the Company’s common stock on the grant date, pursuant to terms of an Inducement Stock Option Grant, the form of which is filed as Exhibit 10.2 to this Current Report on Form 8-K. The Option will vest as follows: 25% of the total shares subject to the Option will vest on the first anniversary of Mr. Myers’ employment commencement date, and the balance will vest as to 1/48th of the total shares subject to the Option on a monthly basis over the following 36 months, subject to Mr. Myers’ continued service on such vesting dates.

Pursuant to the Offer Letter, if Mr. Myers’ employment with the Company is terminated with Cause, in the event of his death or disability, or in the event of his Voluntary Termination (each as defined in the Offer Letter), then Mr. Myers will be entitled to receive (i) any earned but unpaid base salary and earned but unused vacation or paid time off; (ii) except in the case of termination for Cause, the amount of any Actual Bonus earned and payable from a prior year which remains unpaid by the Company as of the date of such termination; (iii) other unpaid and then vested amounts outstanding at the time of termination; and (iv) reimbursement for all reasonable and necessary expenses incurred by Mr. Myers in connection with his performance of services on behalf of the Company.

If Mr. Myers is terminated without Cause or by Constructive Termination, and in either case not in connection with a Change in Control (each as defined in the Offer Letter), then Mr. Myers will be entitled to receive (i) his Accrued Compensation (as defined in the Offer Letter); (ii) acceleration of 25% of the then-unvested portion of the Option; (iii) a lump sum payment equal to 12 months of his then-current base salary and 50% of the Target Bonus; and (iv) provided he timely elects to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Mr. Myers in the 12 months following such termination. Receipt of these severance benefits is conditioned on execution by Mr. Myers of a release of claims in favor of the Company.

If Mr. Myers is terminated without Cause or by Constructive Termination, and in either case in connection with a Change in Control that occurs within 12 months following the Change in Control (each as defined in the Offer Letter), then Mr. Myers will be entitled to receive (i) his Accrued Compensation (as defined in the Offer Letter); (ii) acceleration of 50% of the then-unvested portion of the Option; (iii) a lump sum payment equal to 12 months of his then-current base salary and 100% of the Target Bonus; and (iv) provided he timely elects to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Mr. Myers in the 12 months following such termination. Receipt of these severance benefits is conditioned on execution by Mr. Myers of a release of claims in favor of the Company.

A copy of the press release announcing Mr. Myers’ appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Offer Letter of Employment by and between Oncothyreon Inc. and Scott Myers.

10.2	Form of Inducement Stock Option Grant.

99.1	Press Release issued by Oncothyreon Inc. dated March 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.

By:	/s/ Julia M. Eastland
Julia M. Eastland
Chief Financial Officer

Date: March 29, 2016

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer Letter of Employment by and between Oncothyreon Inc. and Scott Myers.

10.2	Form of Inducement Stock Option Grant.

99.1	Press Release issued by Oncothyreon Inc. dated March 29, 2016.